Exhibit 99.1

VOLT INFORMATION SCIENCES ANNOUNCES AMENDMENTS TO CREDIT AGREEMENTS

New York, New York, February 9, 2010 – Volt Information Sciences, Inc. (NYSE: VOL) today announced that it has entered into agreements with its lenders that extends the time for delivery by the Company of its audited financial statements for fiscal year 2009 to May 10, 2010.

The Company also reported that it had received a routine letter that the New York Stock Exchange sends to listed companies when late in filing their annual reports with the Securities and Exchange Commission.  The letter affords the Company an additional six months to file its annual report.

Jack Egan, the Company’s Chief Financial Officer, stated “We are pleased with the continued support from our participating financial institutions as we work through the complicated restatement process related to our Computer Systems segment.  We currently expect to complete the process within the time frame agreed upon with our lenders and as required by the New York Stock Exchange.”

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission.

Contact:

Ron Kochman

Volt Information Sciences

voltinvest@volt.com